Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the registration statement No. 333-203948 on Form S-3, and the registration statements No. 333-147546, 333-144572, 333-59269, 333-159059, 333-175223, 333-190014, 333-107500, 333-117678, 333-159057, 333-105198, 333-159056 and 333-207565 on Form S-8 of Danaher Corporation of our report dated September 2, 2015, with respect to the consolidated balance sheets of Pall Corporation and its subsidiaries as of July 31, 2015 and July 31, 2014, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2015, which report appears in the Form 8‑K/A of Danaher Corporation dated November 5, 2015.
/s/ KPMG LLP
Melville, New York
November 5, 2015